Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President,
Communications and Investor Relations
(734) 930 – 3008

Domino’s Pizza Announces First Quarter 2009 Financial Results

ANN ARBOR, Michigan, April 30, 2009: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the first quarter ended March 22, 2009. Net income was up 68% versus the prior year, due primarily to a gain on the extinguishment of debt during the first quarter of 2009. Domestic same store sales were up 1.0% and International same store sales grew 6.6%. The International division continued its strong performance, posting its 61st consecutive quarter of same store sales growth.

First Quarter Highlights:

(dollars in millions, except per share data)	First Quarter of 2009	First Quarter of 2008
Net income	$23.8	$14.1

Weighted average diluted shares	57,351,475	60,085,730

Diluted earnings per share, as reported	$0.41	$0.23
Items affecting comparability (see section below)	$(0.22)	$(0.03)

Diluted earnings per share, as adjusted	$0.20	$0.21

•

Diluted EPS was $0.41 on an as-reported basis for the first quarter, up $0.18 from the as-reported prior year period, due primarily to a gain on the extinguishment of debt. However, excluding items affecting comparability from the prior year period, diluted EPS declined $0.01, primarily due to the negative impact of foreign currency exchange rates on our international royalty revenues, offset in part by improvements in operating performance in our business units. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

•	Global Retail Sales were down 4.6% in the first quarter, or up 5.6% when excluding the impact of foreign currency conversions.

	First Quarter of 2009	First Quarter of 2008
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	(0.1)%	(2.4)%
Domestic franchise stores	+ 1.1%	(5.5)%

Domestic stores	+ 1.0%	(5.2)%

International stores	+ 6.6%	+ 8.8%

Global retail sales growth: (versus prior year period)
Domestic stores	(0.3)%	(4.6)%
International stores	(10.1)%	+22.1%

Total	(4.6)%	+ 5.6%

Global retail sales growth: (versus prior year period and excluding foreign currency conversion impacts)
Domestic stores	(0.3)%	(4.6)%
International stores	+13.1%	+14.9%

Total	+ 5.6%	+ 2.8%

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Domino’s Pizza: Q109 Earnings Release, Page Two

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at December 28, 2008	489	4,558	5,047	3,726	8,773
Openings	—	11	11	53	64
Closings	—	(71)	(71)	(37)	(108)

Store count at March 22, 2009	489	4,498	4,987	3,742	8,729

First quarter 2009 net growth	—	(60)	(60)	16	(44)

Trailing four quarters net growth	(53)	(88)	(141)	229	88

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “I am very satisfied with our operational performance during the quarter, and I am cautiously optimistic about our first half outlook. We are re-establishing our industry leadership position in the areas of product and technology innovation, marketing and retail execution – and our domestic franchisees outperformed our Team USA stores in same store sales for the first time in many quarters. This is a very good sign, and a strong indication that our domestic franchise system is starting to regain some positive sales momentum. Our international business continued its long success streak of positive sales and store growth – although this strong growth was offset by the negative effect of foreign exchange.”

Brandon added, “Using a combination of cash-on-hand and our bank revolver with a very low borrowing rate, we took advantage of opportunities to repurchase a portion of our debt at deep discounts. And, we continue to generate cash that will be deployed to create additional shareholder value in the future.”

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its first quarter 2009 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 66297698. The web cast will also be archived for 30 days on www.dominosbiz.com.

Debt Repurchases

During the first quarter of 2009, the Company repurchased and retired approximately $43.3 million of principal of its outstanding fixed rate senior notes for a total purchase price of approximately $22.3 million, resulting in a pre-tax gain of approximately $21.2 million. This pre-tax gain was recorded in Other in the Company’s consolidated income statement.

Subsequent to the first quarter of 2009, the Company repurchased and retired $25.0 million of additional principal of its outstanding fixed rate senior notes for a total purchase price of approximately $12.3 million, resulting in a pre-tax gain of approximately $12.9 million which will be recorded in the second quarter of 2009.

The purchases in the first and second quarter of 2009 were funded with a combination of a portion of our cash-on-hand and borrowings on our variable funding note facility. The Company borrowed approximately $24.3 million on the variable funding notes and repaid $3.0 million of those borrowings during the first quarter of 2009.

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Domino’s Pizza: Q109 Earnings Release, Page Three

Stock Option Plan Amendments

In March 2009 the Board of Directors authorized, subject to shareholder approval, a stock option exchange program that will allow eligible employees the opportunity to exchange certain options granted under the Domino’s Pizza, Inc. 2004 Equity Incentive Plan (the 2004 Plan) for a lesser number of replacement options with lower exercise prices. The Company’s shareholders approved the stock option exchange program at the 2009 Annual Meeting of Shareholders, which was held on April 28, 2009, and the Company plans to implement the program as soon as practicable. The material terms and estimated impact of the stock option exchange program are summarized in the Company’s definitive proxy statement previously filed with the Securities and Exchange Commission (SEC) on March 23, 2009, the definitive additional materials previously filed with the SEC on April 13, 2009 and the Schedule TO filed with the SEC on April 10, 2009, as amended. The Company will account for this modification beginning in the second quarter of 2009.

Separately and as previously announced, during the first quarter the Board of Directors authorized management to amend existing stock option agreements currently issued under the 2004 Plan, and all future stock option agreements issued under the 2004 Plan. The amendment allows for accelerated vesting and extended exercise periods upon the retirement of option holders who have achieved specified service and age requirements. The amended terms of the relevant stock option agreements will be effective in the second quarter of 2009. Additionally, in the second quarter of 2009, the Company will be required to accelerate existing planned compensation expense related to relevant stock option agreements for certain employees who elect to receive the aforementioned amendment and who meet, or will soon meet, the specified service and age requirements. This is not incremental expense, merely an acceleration of expense that would have been recognized in future periods.

Items Affecting Comparability

The Company’s reported financial results for the first quarter of 2009 are not comparable to the reported financial results in the prior year period. The table below presents certain items that affect comparability between our 2009 and 2008 financial results. Management believes that including such information is critical to the understanding of our financial results for the first quarter of 2009 as compared to the same period in 2008 (See the Comments on Regulation G section).

	First Quarter
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2009 items affecting comparability:
Gain on debt extinguishment (1)	$21,174	$12,704	$0.22
Deferred financing fee write-off (2)	(559)	(335)	(0.01)

Total of 2009 items	$20,615	$12,369	$0.22

2008 items affecting comparability:
Gain on the sale of Company-owned operations (3)	$4,228	$2,537	$0.04
Separation expenses (4)	(1,445)	(867)	(0.01)

Total of 2008 items	$2,783	$1,670	$0.03

(1)	Represents the gain recognized on the repurchase and retirement of $43.3 million of principal on the fixed rate senior notes for a total purchase price of $22.3 million, which includes $0.2 million of accrued interest.
(2)	Represents the write-off of deferred financing fees in connection with the debt extinguishment.
(3)	The gain recognized relates to the sale of 29 Company-owned stores in California and Georgia.
(4)	Represents separation and related expenses incurred in connection with an announced restructuring action and other staffing reduction costs related to the sale of Company-owned operations in California.

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Domino’s Pizza: Q109 Earnings Release, Page Four

Liquidity

As of March 22, 2009, the Company had:

•	approximately $1.7 billion in total debt,

•	$67.9 million of unrestricted cash and cash equivalents,

•	$21.3 of borrowings under its $60.0 million variable funding note facility,

•	$4.1 million of available borrowings under its variable funding note facility, and

•	letters of credit issued under the variable funding note facility of $34.6 million.

The Company’s cash borrowing rate for the first quarter of 2009 was 6.1%. The Company incurred $3.3 million in capital expenditures during the first quarter of 2009 versus $3.5 million in the first quarter of the prior year.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was $9.0 million in the first quarter of 2009.

(in thousands)	First Quarter of 2009
Net cash provided by operating activities (as reported)	$12,271
Capital expenditures (as reported)	(3,278)

Free cash flow	$8,993

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales and same store sales growth, which are commonly used in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported. The Company’s management believes that the free cash flow measure is important to investors and other interested persons and that such persons benefit from having a measure which communicates how much cash flows are available for working capital needs or to be used for de-levering, making acquisitions, repurchasing shares or similar uses of cash.

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Domino’s Pizza: Q109 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchise system, Domino’s operates a network of 8,729 franchised and Company-owned stores in the United States and 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.5 billion in 2008, comprised of nearly $3.1 billion domestically and over $2.4 billion internationally. During the first quarter of 2009, the Domino’s Pizza® brand had global retail sales of over $1.2 billion, comprised of nearly $733 million domestically and over $517 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. Customers can place orders online in English and Spanish by visiting www.dominos.com or from a Web-enabled cell phone by visiting mobile.dominos.com. More information on the Company, in English and Spanish, can be found on the Web at www.dominosbiz.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, ability to service our indebtedness, operating performance, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: our level of long-term and other indebtedness; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by Domino’s and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s and our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weakening consumer confidence; availability of borrowings under our variable funding notes and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations (“cautionary statement”) are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q109 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	March 22, 2009	% of Total Revenues	March 23, 2008	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$80,996		$93,047
Domestic franchise	36,883		36,386
Domestic supply chain	173,502		176,189
International	30,447		33,390

Total revenues	321,828	100.0%	339,012	100.0%

Cost of sales:
Domestic Company-owned stores	64,712		75,511
Domestic supply chain	154,982		160,626
International	13,317		14,840

Total cost of sales	233,011	72.4%	250,977	74.0%

Operating margin	88,817	27.6%	88,035	26.0%

General and administrative	43,899	13.6%	38,685	11.4%

Income from operations	44,918	14.0%	49,350	14.6%

Interest expense, net	(26,501)	(8.3)%	(25,818)	(7.6)%
Other	21,174	6.6%	—	—

Income before provision for income taxes	39,591	12.3%	23,532	6.9%

Provision for income taxes	15,821	4.9%	9,413	2.8%

Net income	$23,770	7.4%	$14,119	4.2%

Earnings per share:
Common stock – diluted	$0.41		$0.23

Domino’s Pizza: Q109 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 22, 2009	December 28, 2008
(In thousands)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$67,851	$45,372
Restricted cash and cash equivalents	65,860	78,871
Accounts receivable	66,461	69,390
Inventories	28,937	24,342
Advertising fund assets, restricted	32,468	20,377
Other assets	15,576	15,899

Total current assets	277,153	254,251

Property, plant and equipment, net	105,601	108,430

Other assets	90,675	101,113

Total assets	$473,429	$463,794

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$25,347	$340
Accounts payable	46,580	56,906
Advertising fund liabilities	32,468	20,377
Other accrued liabilities	73,199	71,931

Total current liabilities	177,594	149,554

Long-term liabilities:
Long-term debt, less current portion	1,657,450	1,704,444
Other accrued liabilities	35,089	34,419

Total long-term liabilities	1,692,539	1,738,863

Total stockholders’ deficit	(1,396,704)	(1,424,623)

Total liabilities and stockholders’ deficit	$473,429	$463,794

Domino’s Pizza: Q109 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
	March 22, 2009	March 23, 2008
(In thousands)
Cash flows from operating activities:
Net income	$23,770	$14,119
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	5,787	7,071
Gains on debt extinguishment	(21,174)	—
(Gains) losses on sale/disposal of assets	81	(4,169)
Amortization of deferred financing costs, debt discount and other	2,784	2,255
Provision for deferred income taxes	7,568	1,777
Non-cash compensation expense	2,645	2,065
Other	390	199
Changes in operating assets and liabilities	(9,580)	(3,045)

Net cash provided by operating activities	12,271	20,272

Cash flows from investing activities:
Capital expenditures	(3,278)	(3,479)
Proceeds from sale of assets	271	8,220
Changes in restricted cash	13,011	(1,803)
Other	(199)	520

Net cash provided by investing activities	9,805	3,458

Cash flows from financing activities:
Purchase of common stock	—	(18,427)
Proceeds from issuance of long-term debt	24,348	3,000
Repayments of long-term debt and capital lease obligation	(25,164)	(18,075)
Tax benefit from stock options	169	97
Other	1,123	1,618

Net cash provided by (used in) financing activities	476	(31,787)

Effect of exchange rate changes on cash and cash equivalents	(73)	38

Change in cash and cash equivalents	22,479	(8,019)

Cash and cash equivalents, at beginning of period	45,372	11,344

Cash and cash equivalents, at end of period	$67,851	$3,325

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